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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-124501 of our report dated April 27, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in CNH Global N.V.'s accounting policy for determining which items are treated as cash equivalents), relating to the consolidated financial statements of CNH Global N.V., appearing in the Annual Report on Form 20-F of CNH Global N.V. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP


Milwaukee, Wisconsin
May 12, 2005